Exhibit 99.3

Mercantil Bank Holding Corporation

First Quarter 2019 Earnings Conference Call

April 26, 2019

Cautionary Notice Regarding Forward-Looking Statements

This Live Webcast contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, future financial and operating results; costs and revenues; economic conditions generally and in our markets; loan demand; mortgage lending activity; changes in the mix of our earning assets and our deposits and wholesale liabilities; net interest margin; yields on earning assets; interest rates (generally and those applicable to our assets and liabilities); credit quality, including loan performance, nonperforming assets, provisions for loan losses, charge-offs, other-than-temporary impairments and collateral values; market trends; and customer preferences, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “goals,” “outlook” and other similar words and expressions of the future.

Forward-looking statements, including those as to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the Company’s actual results, performance, achievements, or financial condition to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not rely on any forward-looking statements as predictions of future events. You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in “Risk factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2018 and in our other filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website www.sec.gov.

Non-GAAP Financial Measures

The Company supplements its financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) with non-GAAP financial measures, including Adjusted Net Income, Adjusted Net Income Before Income Tax, Adjusted Net Income per Share (Basic and Diluted), Adjusted Noninterest Expense, Adjusted Return on Equity (ROE), Adjusted Return on Assets (ROA), Adjusted ROATCE, Adjusted Efficiency Ratio and other ratios appearing in the “Non-GAAP Financial Measures Reconciliations” table located in the earnings release. This adjusted non-GAAP information should not be considered in isolation or as a substitute for the GAAP financial measures presented herein. Additional information regarding the non-GAAP financial measures referred to in this call, including a reconciliation for each non-GAAP financial measure, is included at the end of our investor presentation under the heading “Non-GAAP Financial Measures Reconciliations.”

Operator

Ladies and gentlemen, welcome to the Amerant First Quarter Earnings Conference Call and Live Webcast. I am the West operator. This conference call is being recorded. At this time, it’s my pleasure to hand over the call to Ms. Laura Rossi, Head of Investor Relations at Amerant. Please go ahead.

Investor Relations Officer – Laura Rossi

Thank you, Operator.

Good morning to everyone on the call and thank you for joining us to review Amerant’s first quarter results. With me this morning are Millar Wilson, Vice Chairman and Chief Executive Officer; Al Peraza, Co-President and Chief Financial Officer; and Miguel Palacios, Executive Vice President and Chief Business Officer.

Before we begin, note that the Company’s press release, comments made on today’s call, and responses to your questions contain forward-looking statements. The Company’s business and operations are subject to a variety of risks and uncertainties, many of which are beyond its control, and consequently, actual results may differ materially from those expressed or implied. Please refer to the Cautionary Notices Regarding Forward-Looking Statements in the Company’s press release. For more possible risks, please refer to the Company’s annual report on Form 10-K for the year ended December 31st, 2018, as well as to subsequent filings with the SEC. You can access these filings on the SEC’s website.

Please note that Amerant has no obligation and makes no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

You should also note that the Company’s press release, earnings presentation, and today’s call includes references to certain adjusted financial measures and other non-GAAP disclosures. Please refer to the back of the Company’s recent earnings presentation to see the reconciliation of each non-GAAP financial measure to the most comparable GAAP financial measure.

I will now turn the call over to Mr. Wilson.

Introduction – Millar Wilson

Good morning and thank you for joining Amerant’s first quarter 2019 earnings call. On today’s call, we will provide some insight into the ongoing execution of our business strategy as well as our efforts to drive shareholder value. I’ll begin with our first quarter 2019 highlights and then Al will review our financial performance in greater detail. After our prepared remarks, Al, Miguel and I will address any questions.

Starting on slide 3 and slide 4 we have a summary of our performance for the quarter.

Performance Highlights (Slide 3) – Millar Wilson

Our results reflect the progress we have made in our ongoing transformation from a subsidiary of a larger international financial group to an independent, domestically focused community bank, placing a greater emphasis on profitability rather than the capital preservation sought by our former parent, Mercantil Servicios Financieros. In fact, this quarter we issued approximately 2.1 million shares of Class A common stock and used the proceeds to repurchase all of the remaining Class B shares held by our former parent. Mercantil Servicios Financieros no longer has any stake in the Company.

As such, we continue implementing our new strategy as a standalone bank focused on the following four key areas:

1.	Executing a relationship-focused strategy to increase core deposits;

2.	Shifting the mix of our loan portfolio to higher return, lower risk domestic loans;

3.	Attaining a greater share of wallet from new and existing customers; and

4.	Focusing on driving operational efficiencies and improved customer service.

This new focus has led to strong first quarter results. We reported first quarter net income of $13.1 million, or $0.30 cents per diluted share. First quarter net income included $933 thousand of restructuring expenses (approximately $700 thousand after tax) related to the Company’s rebranding to Amerant and a more normal tax rate of 21.5%. We estimate that we will incur approximately $3 to 4 million more of restructuring expenses during 2019 related to the Company’s rebranding. Excluding the rebranding costs incurred in the first quarter, adjusted net income was $13.8 million, or $0.32 cents per diluted share. Our 39% growth in net income compared to the same quarter last year is reflective of continued strong credit quality and the improvement in the net interest margin.

Net interest income of $55.4 million was down slightly from the prior quarter reflecting a recovery on a problem loan recorded during the fourth quarter of 2018 and typical slow loan production in the first quarter of 2019.

Total assets and loans also declined during the period. This reflects our planned reduction of less profitable foreign loans as well as our commitment to growing domestically, which Al will cover in more detail in just a moment.

Deposits were also down, largely due to our international customers continuing to spend their U.S. dollar savings in order to cover living expenses, together with a reduction in brokered deposits. These decreases were partially offset by an increase in customer CDs.

First Quarter 2019 Results (Slide 4) – Millar Wilson

Our credit and asset quality remains strong, and we did not record any provision for loan losses in the first quarter. Non-performing assets as a percentage of total assets remained consistent quarter-over-quarter, increasing by just 4 basis points from the fourth quarter to 0.26%. Our ratio of net charge offs decreased significantly from the prior quarter, from 0.43% to 0.10% of average net loans.

Our efficiency ratio improved from 79.5% last quarter to 75.7% this quarter. On an adjusted basis, this ratio increased from 69.6% to 74.4%, as a result of an increase in operating expenses which Al will cover in greater detail.

Our efforts led to the continued year-over-year improvement in our return on equity and return on assets, which were 6.87% and 0.65%, respectively, at quarter end. Our profitability metrics continue to improve as we refocus on profitable growth and strategies to increase shareholder value.

And now I will turn the call over to Al, who will go over the quarter in more detail.

Loan Portfolio Highlights (Slide 5) – Al Peraza

Thank you, Millar. Good morning, everyone. Turning to slide 5, I would like to discuss highlights from our loan portfolio.

First quarter loans of $5.7 billion decreased $176 million compared to the fourth quarter, driven primarily by our planned reduction of Financial Institution loans (or FI) and non-relationship Shared National Credit loans (or SNC), as well as historically slow first quarter loan production. We define non-relationship loans as those where the Company does not have a direct relationship with the borrower. This planned reduction in FI and non-relationship SNC loans aligns with our strategy to focus on profitability and return on capital by replacing low-yielding, non-relationship SNC loans with higher-yielding domestic products such as Owner-Occupied, Single-Family residential and Commercial & Industrial loans in the domestic market.

Our loan activity is typically lower in the first quarter while most commercial businesses are focused on closing their year, finalizing tax planning and returns and preparing financial statements. This quarter’s production was also impacted as we transitioned our lending sales force to a relationship-driven business model to capture a greater share of our customer’s deposits and wealth management business. The traditionally slower first quarter was the perfect time of the year to make this strategic pivot. Throughout the year, as our teams are more fully trained in this business model and have sharpened their cross-selling skills, we expect our loan production to improve.

We continued to allow our Latin-American FI loan portfolio to runoff and chose to not take on any additional FI exposure. We also sold off several of our non-relationship SNC loans in the first quarter at strong prices thanks to low market interest rates, and opted out of refinancing some facilities as they matured or were renegotiated. As a result of these actions, our FI and SNC loans shrunk by $41.0million and $145.5 million, respectively compared to last quarter. Over time, we expect to continue to taper off and ultimately eliminate our Latin American FI and non-relationship SNC loans.

The decreases in these portfolios during the quarter was partially offset by net growth in domestic Owner-Occupied, C&I and Single-family residential loans in the amount of approximately $25 million, $15 million and $6 million, respectively. Domestic loans comprise more than 96% of the Company’s current loan portfolio. In terms of the geographic mix of the portfolio, we remain committed to growing loans in Florida, Texas and New York.

Finally, to touch quickly on our CRE loans, the Company’s overall portfolio decreased slightly in the first quarter. CRE presently represents $3 billion or approximately 53% of total loans.

Interest-Earning Assets (Slide 6) – Al Peraza

Turning to slide 6, you can see that our loan yield has been steadily improving over the last four quarters.

Our investment portfolio has also seen a significant increase in yield over the past year. This is due to the repricing of floating rate instruments, which make up approximately 13% of the Company’s total investments. The floating portion of the Available for Sale portfolio was over 19% in the fourth quarter of 2018 and we have progressively decreased it to increase the average duration of our assets.

Deposit Highlights (Slide 7) – Al Peraza

Moving on to slide 7, total deposits at the end of the first quarter 2019 were $5.9 billion, down 2.4% compared to the end of the fourth quarter of 2018 and down 6.2% compared to the end of the first quarter of 2018. Lower core transaction deposits and a reduction in brokered CD deposits were partially offset by growth in customer CDs.

The decrease in core transaction deposits was caused primarily by the anticipated decline in international deposits (primarily from residents of Venezuela) of 3.5% and 13.1% compared to the prior quarter and the same quarter of last year, respectively. Our customers who reside in Venezuela continue to face difficult economic conditions and increasingly rely on their U.S. dollar deposits to cover living expenses. Nevertheless, we continue our efforts to increase our share of wallet from select international customers with whom we desire to maintain a long-term relationship.

This decrease in international deposits was partially offset by increased deposits from CD customers. In February and March, we implemented a new customer contact strategy for renewing CDs that focused banking center efforts on those clients with the highest risk of not renewing their CDs. By utilizing a CD renewal and repricing model, the Company was able to renew approximately $44 million in CD’s that had a low probability of renewal, at an average interest rate lower than the Company’s prevailing promotional interest rate.

This quarter, we also began to explore funding alternatives outside our current deposit footprint through online CDs. While this initiative is in its early stages, we are excited to explore new geographies to expand our existing customer CD footprint.

Due to the deposit mix shifting toward more expensive domestic deposits, our average cost of deposits in the first quarter rose by 7 basis points compared to the prior quarter. We estimate that approximately half of this average cost increase is attributed to replacing very low cost foreign deposits with domestic CD’s.

We continue to proactively focus on our core domestic deposit growth gathering and improved pricing models to compensate for our declining Venezuelan deposits.

Net Interest Income (Slide 8) – Al Peraza

Turning to slide 8. The net interest margin improved 1-basis point in the first quarter compared to the prior period, which included a $1.0 million recovery of interest of a non-performing international loan that paid off. However, the net interest income was $55.4 million in the first quarter, down 2.4% from last quarter, primarily due to the decrease in average loan and investment balances and the recovery, as previously discussed.

We are pleased with the steady improvement in net interest income and net interest margin over the past year, driven, in part, by an improved asset mix and higher market rates. As you can see, we have grown Net Interest Income by approximately 5.3% from the first quarter of last year and improved NIM by more than 25 basis points over the same period. We expect this trend to continue in the coming quarters as we execute our strategies to improve our interest-earning asset mix and our deposit costs. Also, we believe that the Federal Reserve’s pause in its Normalization Policy may also relieve pricing pressure on deposits.

Noninterest Income (Slide 9) – Al Peraza

On slide 9, first quarter noninterest income of $13.2 million was up almost 10% from the previous quarter. This is attributed to a gain of $557 thousand on an early extinguishment of debt, and an increase in commissions of $337 thousand on interest rate swaps sold to customers, versus a $1.0 million loss on securities sold during the prior quarter.

In February 2019, the U. S. placed restrictions on the trading of Venezuelan securities not previously restricted. These restrictions have effectively eliminated our customers’ trading in those securities and has negatively affected our fee income. During 2018, the Company earned approximately $1.5 million in fees from customers trading in these securities. We expect these trading restrictions to continue for the foreseeable future. As a result, brokerage and management fees of $3.7 million during the first quarter were down almost $200 thousand from the year ago period.

Finally, deposit and service fees were down $345 thousand due primarily to lower wire transfer activity.

Amerant’s total assets under management increased from $1.6 billion at the end of the fourth quarter to $1.7 billion at March 31, 2019, as we continue to focus on domestic growth and efforts to mitigate international runoff.

Noninterest Expense (Slide 10) – Al Peraza

Turning to slide 10, first quarter noninterest expense was $51.9 million, a decrease of 5.0% over the prior quarter. However, in order to better understand our core noninterest expense level, we present on the next slide adjusted figures.

Adjusted Noninterest Expense (Slide 11) – Al Peraza

On slide 11, we show first quarter adjusted noninterest expense of $51.0 million, an increase of 6.5% over the prior quarter, largely driven by more normal overall marketing expenses of approximately $2.0 million, plus a $1.5 million compensation expense resulting from the amortization of the restricted stock issued in December 2018 to management and key personnel. These higher costs were partially offset by lower salaries and employee benefits in the first quarter of 2019 of approximately $1.1 million resulting from the workforce reduction programs announced in the fourth quarter, additional reductions during this quarter, as well as a reduction in the utilization of temporary staff.

The aforementioned normal marketing expenses and the compensation expense related to the restricted share grants during this quarter were the primarily contributors to the increase in the adjusted efficiency ratio.

Credit Quality (Slide 12) – Al Peraza

Now turning to slide 12, our overall credit quality remains strong as non-performing asset levels, and net charge-offs remain low.

Non-performing assets totaled $20.5 million, or 0.26% of total assets, up from 0.22% at the end of last quarter mainly related to the non-performance of a single commercial loan in Florida of $2.4 million. Net charge-offs for the quarter remained low at only 0.10% of the average loan portfolio balance, significantly below the 0.43% reported in the fourth quarter mainly associated with one non-performing CRE loan in the Houston market affected by hurricane flooding.

Although, our allowance for loan losses declined to $60.3 million, compared to $61.8 million last quarter, the ratio of the allowance to total loans increased to 1.05%. No Loan Loss Provision was recorded during the first quarter.

Interest Rate Sensitivity (Slide 13) – Al Peraza

Moving to slide 13, we continue to be asset-sensitive. However, given recent developments in market interest rate expectations, we have begun to work on reducing our interest rate sensitivity to declining rates.

Given the continuous flattening of the yield curve, low inflation expectations and stability of the Fed funds rate, we have progressively been substituting our floating rate assets with fixed rate assets throughout the quarter. The average duration of our loans in our portfolio increased slightly as we did not renew maturing floating rate loans such as FI and non-relationship SNC loans and instead funded fixed rate loans with longer maturities. The average duration of our investment portfolio also increased in the first quarter as we have been replacing floating rate investments for fixed rate and we unwound $280 million in interest rate swap contracts early in the quarter when rates were higher than they are today. These measures increased the effective duration of our AFS portfolio to 3.47 from 3.00 in the fourth quarter.

Now, I will turn it back to Millar, who will provide some color on what to expect for the rest of 2019.

FY19 Goals (Slide 14) – Millar Wilson

Thank you, Al.

Now turning to our goals on slide 14, assuming current market trends in the U.S. continue, we anticipate further growth in domestic loans, particularly as the new Loan Production Office in Dallas starts to generate business and we expand later this year in Broward, Miami-Dade and Palm Beach counties, Florida through our branch openings in Miami Lakes, Davie, Delray Beach and Boca Raton. These new branches will feature a new smaller format supported by enhanced digital marketing tools and technology.

In CRE, the $128 million in repayments received during the quarter opened space under our CRE limits to pursue new business. Additionally, we have traditionally participated in club CRE deals, and are now getting ready to lead syndicated transactions with our strong customer base and in partnership with other financial institutions with which we have extensive experience in club deals. This new activity will also generate non-interest income in the form of administration and arrangement fees.

Through the implementation of our strategy, we expect growth in our domestic deposits as we focus on a high-touch relationship approach. This includes pricing initiatives and tools to capture increased share of wallet of our existing customers along with our new branch concept. In addition, given our transition to higher margin lending products, we expect net interest income to continue to grow, while our allowance for loan losses should remain stable given our strong asset quality.

In our Wealth Management unit, we continue to focus on leveraging this platform with our domestic customer base. We expect cost savings in that unit as we focus more on the domestic market.

In summary, our first quarter results reflect the progress we have made in our ongoing transformation to an independent domestically-focused community bank. As we look ahead to the remainder of the year, we will continue to focus on our strategy, which prioritizes driving profitable growth and higher returns.

With that, we’ll be happy to take any of your questions. Operator, please open the line for Q&A.

[Q&A]

Operator

At this time, there are no further questions. Mr. Wilson, you may proceed.

Closing Remarks – Millar Wilson

Let me close by thanking all of you for joining our first quarter conference call. I am pleased with our first quarter 2019 results and proud of our team for its execution of our transformation strategy to become an independent, domestically-focused community bank.

As I mentioned before the four key elements of our transformation are:

(1)	deepening our customer relationships;

(2)	shifting the mix of our loan portfolio;

(3)	attaining a greater share of wallet; and

(4)	driving operational efficiencies and customer service.

We look forward to continuing to build on these successes in 2019 and beyond.

Operator.

Operator

This concludes today’s conference call. Thank you for joining. Have a wonderful day. You may all disconnect.